NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 21, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 7, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Freescale Semiconductor, Ltd. and NXP Semiconductors N.V. became effective on December 7, 2015. Each Common Share of Freescale Semiconductor, Ltd. was converted into 0.3521 of a Ordinary Share of NXP Semiconductors N.V. and $6.25 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 8, 2015. (*) As more specifically described in the Current Report on Form 8-K filed by Freescale Semiconductor, Ltd. on December 7, 2015, Freescale Semiconductor Holdings V, Inc. is the successor-in-interest to Freescale Semiconductor, Ltd.